July 18, 1996



     Crown Energy Corporation
     Attention:  Mr. Richard S. Rawdin
     215 South State, Ste. 550
     Salt Lake City, Utah 84111

     Gentlemen:

          We have assisted, as securities counsel, Crown Energy Corporation, a Utah corporation (the "Company") with the preparation and filing of that certain Registration Statement on Form S-1 (the "Registration Statement") by the Company under the Securities Act of 1933, as amended, with respect to the offering of up to 2,890,600 shares of the Company's common stock, par
     value $0.02 per share (the "Common Stock").   Of the
     2,890,600 shares of Common Stock to be registered by the Registration Statement, (a) 1,236,850 shares consist of presently outstanding shares held by stockholders of the Company and (b) 1,653,750 consist of shares of Common Stock which are reserved for issuance upon exercise of certain options held by officers, directors and employees of the Company, as well as by other investors or consultants.

          In rendering the opinions herein, we have examined originals or copies of (i) the Registration Statement,
     (ii) the Company's Articles of Incorporation, as amended, (iii) the Bylaws of the Company, and such other documents and records as we deem necessary and relevant for the purposes hereof.

          We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

          Based upon the foregoing and subject to the limitations set forth herein, and having due regard for such legal considerations we deem relevant, we are of the opinion that:



          1.   The 1,236,850 presently issued and
                    outstanding shares of the Company's Common
                    Stock to be registered under the Registration
                    Statement are duly authorized, validly
                    issued, fully paid and nonassessable.

          2.   The 1,653,750 shares of the Company's Common
                    Stock to be registered under the Registration Statement, which shares will be issued upon exercise of the Options and payment of the full exercise price with respect to such Options, will be duly authorized, validly issued, fully paid and nonassessable.

          In rendering the foregoing opinions, we have assumed that the Company's Board of Directors has determined that the consideration received or to be received for the Common Stock shares referenced herein is adequate and that the Company has received or will receive such consideration.

          The foregoing opinion is based on and is limited to the general corporate laws of the State of Utah. In rendering this opinion, we have not considered and express no opinion on the effect of any other law or the laws of any other state or jurisdiction, including federal laws regulating securities or other federal laws or regulations, or the rules and regulations of stock exchanges or any other regulatory body.

          The opinions expressed herein represent the judgement of this firm as to legal matters, and are not a guaranty and should not be construed as such.

          The opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

          This opinion is being delivered to you in connection with the matters referred to above and may not be relied upon by any other person or entity without our prior written consent.

                                   Very truly yours,